Exhibit 99.2

NORMAN JENKINS ELECTED TO RE/MAX HOLDINGS, INC. BOARD OF DIRECTORS

The seasoned hospitality executive and real estate developer succeeds retiring Board member Ronald Harrison

DENVER — RE/MAX Holdings, Inc. (NYSE:RMAX), parent company of RE/MAX, one of the world’s leading franchisors of real estate brokerage services, and Motto Mortgage, the first-and-only national mortgage brokerage franchise brand in the U.S., today announced that its stockholders elected Norman Jenkins to its Board of Directors at the Company’s annual meeting of stockholders on May 24, 2023. Stockholders also voted to re-elect Roger Dow, Laura Kelly and Katherine Scherping.

“Norm will be an outstanding new voice on the Board," said Dave Liniger, RE/MAX Co-Founder and Chairman of the Board. "His business acumen and extensive experience in the real estate and franchising industries, as well as his public company board experience, make him a great fit as we navigate the current economic times.”

Currently, Jenkins is President and Chief Executive Officer of Capstone Development, a role he’s held since 2009 when the company was founded. Capstone develops and acquires hotels, multifamily and other classes of commercial real estate. Previously, he served in a variety of senior leadership roles at Marriott International, Inc. over the course of 16 years and, earlier in his career, held positions in finance and operations at McDonald’s Corporation.

Jenkins also serves on the boards of AutoNation and Urban Edge Properties. He formerly served on the board of Duke Realty from February 2017 until its acquisition by Prologis, Inc. in October 2022, as well as New Senior Investment Group, Inc. from November 2020 through its acquisition by Ventas, Inc. in September 2021. Jenkins is a member of The Developer Roundtable in Washington, D.C., and is a former member of the Suburban Hospital Board of Trustees and the Howard University Board of Trustees.

He holds a BBA in accounting from Howard University and MBA from George Washington University and is a Certified Public Accountant.

“I am so pleased to join RE/MAX Holdings Board of Directors,” says Jenkins, “I’m looking forward to working with the leadership team and am excited to bring a new perspective and fresh ideas to support the overall growth of the Company as it moves into the next chapter of success.”

Jenkins succeeds retiring Director Ronald Harrison, who served on the RE/MAX Holdings Board since RE/MAX Holdings was founded in connection with its 2013 initial public offering. Prior to that, Harrison served on other RE/MAX boards since 2005.

Liniger says, “Ron has been a pillar of the RE/MAX Board of Directors for years and we are thankful for the strong, sincere insight he offered on many initiatives. His knowledge and expertise will be missed, and we thank him for his years of service."

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About RE/MAX Holdings, Inc.
RE/MAX Holdings, Inc. (NYSE:RMAX) is one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 140,000 agents in almost 9,000 offices and a presence in more than 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage has grown to over 225 offices in over 40 states.

Investor Contact:	Media Contact:
Andy Schulz	Keri Henke
(303) 796-3287	(303) 796-3424
aschulz@remax.com	khenke@remax.com